Advanced Emissions Solutions Reports Third Quarter 2017 Results
Refined Coal Distributions, Royalty Income and Stockholder Return Initiatives Highlights
Quarter Marked by Net Income of $5.8 Million or $0.28 per diluted share

HIGHLANDS RANCH, Colorado, November 6, 2017 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the third quarter ended September 30, 2017, including information about its equity investment in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•	Tinuum distributions to ADES were $11.9 million during the third quarter of 2017, and $37.0 million year to date, up from $31.5 million in same period of 2016

•	Royalty earnings from Tinuum were $2.8 million for the third quarter of 2017, a 36% increase from the same quarter in 2016

•	Tinuum invested tonnage was 13.3 million during both the third quarter of 2017 and 2016

•	Based on invested RC facilities as of September 30, 2017, expected future cash flows at ADES are between $225 million and $250 million through the end of 2021

•
As previously announced, during July 2017, completed the sale to a third-party investor of a 49.9% interest in an RC project at a coal burning power plant that has historically burned in excess of 3.5 million tons of coal per year and is royalty bearing, increasing the number of invested facilities to 15.

ADES Consolidated Highlights

•	Recognized consolidated revenue of $2.3 million for the quarter, down 85% from the prior year's comparable quarter and almost entirely due to lower revenue from previously completed equipment systems

•	Reduced general and administrative operating costs (i.e., indirect operating costs) for the quarter by 22% to $4.2 million from $5.4 million for the comparable quarter in 2016

•	Achieved consolidated pre-tax and net income of $9.4 million and $5.8 million, respectively, for the quarter

•	Continued to invest in and validate the chemicals business, which had $0.7 million in revenue during the quarter, an increase of 7% from the comparable quarter in 2016

•
Increased non-restricted cash balance to $26.8 million as of quarter-end, which is an increase of $13.6 million since December 31, 2016, which includes the usage of cash for dividends and stock repurchase totaling $23.4 million

•	Reduced restricted cash balance to zero as of September 30, 2017

•	Paid stockholders $5.2 million related our third quarter dividend

•	Announced fourth quarter dividend of $0.25 per share of approximately $5.3 million, payable on December 6, 2017

L. Heath Sampson, President and CEO of ADES commented, “Our third quarter was highlighted by an additional RC facility closure and another strong quarter of distributions from Tinuum, which was in line with our expectations. As expected in our Emissions Control segment, we realized lower revenue from previously completed equipment sales contracts as the legacy equipment focused business continues to wind down. In turn, we continued to focus on and validate our chemicals business. The sales cycle and end-markets have proven to be more competitive than originally anticipated, but we remain confident in our product offering based on discussions with our prospective customers. The third quarter was again another period of strong shareholder return initiatives, including the payment of our third quarter dividend of over $5.2 million."
Sampson concluded, “We are also excited Tinuum closed on an additional minority ownership in an RC project during the quarter, and we are very pleased with the progression and cadence of discussions with prospective tax-equity investors. Our confidence in the completion of these discussions and production of additional future Refined Coal leave us optimistic in the expected increase in future Tinuum distributions."
Third quarter revenues and costs of revenues were $2.3 million and $2.0 million, respectively, compared with $15.7 million and $13.3 million in the third quarter of 2016. The decrease in revenues was primarily due to the completion of a more significant number of equipment systems in 2016 compared to 2017, which was expected. Third quarter other operating expenses were $4.2 million, a decrease of 22% compared to $5.4 million in the third quarter of 2016. The decrease was largely driven by substantially lower payroll and legal and professional fees. Rent and occupancy and depreciation and amortization were also lower from the comparable period in 2016, driven by the Company’s recent headquarters move, which led to reduced rent and fixed assets.
Third quarter earnings from equity method investments were $12.1 million, compared to $10.7 million for the third quarter of 2016. The increase was driven by the additional RC facility closures this year. Tinuum distributions to ADES for 2017 were $11.9 million, up from $10.7 million for the comparable quarter in 2016.
Third quarter royalty earnings from Tinuum were $2.8 million, an increase of 36% compared to $2.1 million in the third quarter of 2016, due to increased RC facilities and earnings from the respective RC facilities. Third quarter expenses related to the RC business were $0.6 million, a decrease of 31% compared to 2016 primarily due to lower interest expense. RC segment operating income was $14.0 million, compared to $11.9 million in the third quarter of 2016. Revenues from the chemicals business were $0.7 million during the third quarter, a 7% increase compared to the comparable quarter in 2016.
Third quarter consolidated interest expense was $0.7 million, compared to $1.0 million in the third quarter of 2016. Third quarter income tax expense was $3.6 million, compared to $0.6 million in the third quarter of 2016, primarily due to higher deferred income tax expense, which was largely driven by the release of a portion of the deferred tax asset valuation allowance as of December 31, 2016.
Consolidated net income for the third quarter was $5.8 million, primarily driven by equity earnings from the RC business and significantly reduced operating expenses in the EC business, as well as corporate expenses.
As of September 30, 2017, the Company had cash and cash equivalents of $26.8 million, an increase of 103% compared to $13.2 million as of December 31, 2016, due primarily to Tinuum distributions and royalties as well as the release of restricted cash, which offset the stock repurchase and dividends of over $23.4 million thus far in 2017. The Company has released $13.7 million in restricted cash since December 31, 2016.
Dividend

Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on December 6, 2017 to stockholders of record at the close of business on November 17, 2017.

Conference Call and Webcast Information

The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, November 7, 2017. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 5594419. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows, and expectations about potential transactions with tax-equity investors as well as future acquisition activity. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; inability to commercialize our technologies on favorable terms; our liability to identify and complete appropriate acquisition opportunities; loss of key personnel; potential claims from any terminated employees, customers or vendors; failure to satisfy performance guarantees; availability of materials and equipment for our businesses; intellectual property infringement claims from third parties; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$26,823	$13,208
Restricted cash	—	13,736
Receivables, net	1,631	8,648
Receivables, related parties, net	2,803	1,934
Costs in excess of billings on uncompleted contracts	—	25
Prepaid expenses and other assets	1,759	1,357
Total current assets	33,016	38,908
Property and equipment, net of accumulated depreciation of $1,419 and $2,920, respectively	443	735
Equity method investments	3,070	3,959
Deferred tax assets	50,310	61,396
Other long-term assets	2,292	2,298
Total Assets	$89,131	$107,296
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,317	$1,920
Accrued payroll and related liabilities	1,296	2,121
Billings in excess of costs on uncompleted contracts	1,863	4,947
Legal settlements and accruals	4,482	10,706
Other current liabilities	3,318	4,017
Total current liabilities	12,276	23,711
Legal settlements and accruals, long-term	—	5,382
Other long-term liabilities	2,247	2,038
Total Liabilities	14,523	31,131
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,464,566 and 22,322,022 shares issued, and 21,093,675 and 22,024,675 shares outstanding at September 30, 2017 and December 31, 2016, respectively	22	22
Treasury stock, at cost: 1,370,891 and -0- shares as of September 30, 2017 and December 31, 2016, respectively	(13,024)	—
Additional paid-in capital	110,073	119,494
Accumulated deficit	(22,463)	(43,351)
Total stockholders’ equity	74,608	76,165
Total Liabilities and Stockholders’ Equity	$89,131	$107,296

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016
Revenues:
Equipment sales	$1,577	$14,869	$31,304	$44,788
Chemicals	717	670	3,844	1,717
Consulting services and other	—	171	—	492
Total revenues	2,294	15,710	35,148	46,997
Operating expenses:
Equipment sales cost of revenue, exclusive of depreciation and amortization	1,467	12,704	28,260	35,175
Chemicals cost of revenue, exclusive of depreciation and amortization	574	469	2,977	865
Consulting services and other cost of revenue, exclusive of depreciation and amortization	—	86	—	299
Payroll and benefits	1,679	2,809	5,894	10,567
Rent and occupancy	255	508	555	1,534
Legal and professional fees	1,062	1,615	3,316	6,581
General and administrative	862	818	2,934	2,920
Research and development, net	252	(524)	30	(667)
Depreciation and amortization	87	138	687	593
Total operating expenses	6,238	18,623	44,653	57,867
Operating loss	(3,944)	(2,913)	(9,505)	(10,870)
Other income (expense):
Earnings from equity method investments	12,120	10,735	36,089	30,066
Royalties, related party	2,804	2,064	6,425	3,922
Interest expense	(678)	(969)	(1,999)	(4,496)
Revision in estimated royalty indemnity liability	—	—	3,400	—
Other	(924)	1,278	(908)	3,960
Total other income	13,322	13,108	43,007	33,452
Income before income tax expense	9,378	10,195	33,502	22,582
Income tax expense	3,586	583	12,614	734
Net income	$5,792	$9,612	$20,888	$21,848
Earnings per common share (Note 1):
Basic	$0.28	$0.44	$0.96	$0.99
Diluted	$0.28	$0.43	$0.96	$0.97
Weighted-average number of common shares outstanding:
Basic	20,808	21,740	21,569	21,926
Diluted	20,854	22,098	21,598	22,209
Cash dividends declared per common share outstanding:	$0.25	$—	$0.50	$—

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2017	2016
Cash flows from operating activities
Net income	$20,888	$21,848
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	687	593
Debt prepayment penalty and amortization of debt issuance costs	109	1,379
Impairment of property, equipment, inventory, and cost method investment	464	517
Stock-based compensation expense	1,648	2,238
Earnings from equity method investments	(36,089)	(30,066)
Gain on sale of equity method investment	—	(2,078)
Gain on settlement of note payable and licensed technology	—	(1,910)
Other non-cash items, net	436	61
Changes in operating assets and liabilities:
Receivables	7,027	(3,677)
Related party receivables	(869)	541
Prepaid expenses and other assets	(513)	831
Costs incurred on uncompleted contracts	27,081	28,575
Deferred tax asset, net	11,086	—
Other long-term assets	(766)	961
Accounts payable	(603)	(3,837)
Accrued payroll and related liabilities	(825)	(2,245)
Other current liabilities	(917)	(2,094)
Billings on uncompleted contracts	(30,140)	(32,469)
Other long-term liabilities	147	(2,967)
Legal settlements and accruals	(11,606)	1,454
Distributions from equity method investees, return on investment	3,675	6,850
Net cash used in operating activities	(9,080)	(15,495)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	33,363	24,650
Maturity of investment securities, restricted	—	336
Acquisition of property and equipment, net	(343)	(147)
Purchases of and contributions to equity method investees	(61)	(223)
Proceeds from sale of equity method investment	—	1,773
Net cash provided by investing activities	32,959	26,389

	Nine Months Ended September 30,
(in thousands)	2017	2016
Cash flows from financing activities
Borrowings on Line of Credit	808	—
Repayments on Line of Credit	(808)	—
Repayments on short-term borrowings and notes payable, related party	—	(14,496)
Short-term borrowing loan costs and debt prepayment penalty	—	(807)
Repurchase of common shares to satisfy tax withholdings	(518)	(192)
Dividends paid	(10,458)	—
Repurchase of common shares	(13,024)	—
Net cash used in financing activities	(24,000)	(15,495)
Decrease in Cash and Cash Equivalents and Restricted Cash	(121)	(4,601)
Cash and Cash Equivalents and Restricted Cash, beginning of period	26,944	20,973
Cash and Cash Equivalents and Restricted Cash, end of period	$26,823	$16,372
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,391	$2,899
Cash paid for income taxes	$1,160	$46
Supplemental disclosure of non-cash investing and financing activities:
Stock award reclassification (liability to equity)	$—	$899
Settlement of RCM6 note payable	$—	$13,234
Non-cash reduction of equity method investment	$—	$11,156
Dividends payable	$93	$—